Exhibit 99.6

FORM

SPEEDWAY MOTORSPORTS, INC.

2013 STOCK INCENTIVE PLAN

STOCK APPRECIATION RIGHTS AGREEMENT

This Stock Appreciation Rights Agreement is entered into as of <Date Granted> between SPEEDWAY MOTORSPORTS, INC., a Delaware corporation (the “Company”), and <Name> (the “Recipient”).

WHEREAS, the Company has established the Speedway Motorsports, Inc. 2013 Stock Incentive Plan pursuant to which the Company may, from time to time, grant stock appreciation rights to eligible employees and other individuals providing services to the Company and its Subsidiaries; and

WHEREAS, in consideration for the Recipient’s service to the Company and/or its Subsidiaries, the Company has determined to grant the Recipient stock appreciation rights pursuant to the terms and conditions of this Stock Appreciation Rights Agreement (the “SAR Agreement”) and the Plan;

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

1.            Definitions. For purposes of this SAR Agreement, the terms listed below have the meanings indicated. Capitalized terms not otherwise defined in this SAR Agreement have the meanings indicated in the Plan.

(a)           “Cause” means (i) the commission of a crime or other act or practice by the Recipient that involves dishonesty or moral turpitude and either has an adverse impact on the Company or any Subsidiary (or the reputation thereof) or is intended to result in the personal enrichment of the Recipient at the expense of the Company or any Subsidiary (whether or not resulting in criminal prosecution or conviction); (ii) the Recipient’s gross negligence or willful misconduct in respect of his or her service for the Company or a Subsidiary; or (iii) the continuous and willful failure of the Recipient to follow the reasonable directives of the Recipient’s superiors or the Company’s Board of Directors. Notwithstanding the foregoing, if the Recipient has entered into an employment agreement that is binding as of the date of the Recipient’s Termination of Service and includes a definition of “Cause,” then the definition of “Cause” in such agreement supplements the foregoing definition of “Cause” and shall also apply to the Recipient. In addition, if the Recipient’s service terminates and it is determined that the Recipient could have been terminated for Cause, such Recipient’s service shall be deemed to have been terminated for Cause.

(b)           “Committee” means the Compensation Committee of the Company’s Board of Directors or such other committee that is designated by the Board of Directors to administer the Plan. In the event that no such Committee exists or is appointed, “Committee” refers to the Company’s Board of Directors.

(c)           “Common Stock” means the Common Stock, par value $.01 per share, of the Company.

(d)           “Disability” means the permanent and total disability of the Recipient, determined in accordance with the Plan.

(e)           “Initial Value” means the initial value assigned to each SAR as set forth in Section 2 of the SAR Agreement.

(f)           “Involuntary Termination Without Cause” means the dismissal of, or the request for the resignation of, the Recipient either (i) by court order, order of any court-appointed liquidator or trustee of the Company, or the order or request of any creditors’ committee of the Company constituted under the federal bankruptcy laws, provided that such order or request contains no specific reference to actions or omissions that would constitute Cause; or (ii) by a duly authorized corporate officer of the Company or any Subsidiary or by the Company’s Board of Directors, for any reason other than for Cause.

(g)           “SAR” means a stock appreciation right granted to the Recipient pursuant to this SAR Agreement.

(h)           “SAR Agreement” means this Stock Appreciation Rights Agreement between the Company and the Recipient.

(i)            “SAR Period” means the period beginning on the date of this SAR Agreement and ending at the close of business <insert number of years -- no more than ten years> years from the date of this SAR Agreement.

(j)           “Recipient” means the person to whom the SAR is granted and, as applicable, the estate, personal representative, beneficiary or other person to whom the SAR may be transferred pursuant to this SAR Agreement by will or the laws of descent and distribution.

(k)           “Plan” means the Speedway Motorsports, Inc. 2013 Stock Incentive Plan, as amended from time to time.

2.            Grant of SAR. Subject to the terms and conditions set forth in this SAR Agreement and the Plan, the Company hereby grants to the Recipient stock appreciation rights with respect to an aggregate of _______ shares of Common Stock (the “SARs”). The Initial Value of each SAR is $_______, which is no less than the aggregate Fair Market Value of a share of Common Stock on the date of grant of the SARs. Once vested, a SAR entitles the Recipient to receive from the Company upon exercise of the SAR an amount [payable in cash] [payable in shares of Common Stock] equal to the excess, if any, of the Fair Market Value of one share of Common Stock on the date of exercise over the Initial Value of the SAR [include if applicable: ; provided, that the amount payable upon exercise of the SAR shall not exceed $______________]. The SARs shall terminate at the expiration of the SAR Period, unless the SARs terminate earlier pursuant to this SAR Agreement.

3.            Exercise of SARs. Subject to termination of the SARs, the SARs may be exercised in accordance with the following:

(a)           The SARs shall vest <insert vesting schedule>. Vesting on any such date is subject to the Recipient’s continued service with the Company and its Subsidiaries through such date.

(b)           The SARs will become fully vested and exercisable in connection with a “Change in Control” (as defined in the Plan).

(c)           To the extent vested, the SARs generally will be exercisable until the expiration of the SAR Period or earlier termination of the SARs.

(d)           The Recipient may exercise the SARs, to the extent vested and exercisable, by the delivery to the Company (or its designated representative) of a written notice of exercise (in the form and manner directed by the Company or its delegate) specifying the number of SARs to be exercised and payment of, or provision for, all applicable withholding taxes (pursuant to Section 4 below).

(e)           Upon the exercise of a vested SAR, the Recipient shall receive from the Company an amount [payable in cash] [payable in shares of Common Stock] equal to (i) the excess of the Fair Market Value on the date of exercise of one share of Common Stock, over (ii) the Initial Value of the SAR on the date of grant as set forth above [include if applicable: ; provided, that the amount payable upon exercise of the SAR shall not exceed $______________]. [In the event the amount payable as a result of the exercise of a SAR is settled in shares of Common Stock and a fractional share of Common Stock would be deliverable upon the exercise of the SAR, a cash payment shall be made in lieu of such fractional share of Common Stock.]

(f)           The Company may require that the Recipient make such representations and agreements and furnish such information as the Company deems appropriate to assure compliance with applicable legal and regulatory requirements.

4.            Payment of Withholding Taxes. Upon the Recipient’s exercise of any SAR, the Recipient shall pay or make provision for payment to the Company, through payroll or other withholding (which withholding the Recipient hereby authorizes) or other means acceptable to the Committee and permissible under the Plan, the amount necessary to satisfy any federal, state or local tax and other withholding requirements that may arise in connection with or be due upon such exercise. The determination of the withholding amounts due shall be made by the Company and its Subsidiaries and shall be binding upon the Recipient. If the amount requested is not paid, the Company may refuse to settle the SAR. Nothing in this Section shall be construed to impose on the Company and its Subsidiaries a duty to withhold where applicable law does not require such withholding.

THE RECIPIENT ACKNOWLEDGES THAT HE OR SHE IS RESPONSIBLE FOR, AND IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISORS REGARDING, THE TAX CONSEQUENCES TO THE RECIPIENT THAT MAY ARISE IN CONNECTION WITH THE SARS AND THEIR EXERCISE.

5.            Termination of Service. If the Recipient incurs a Termination of Service prior to the expiration of the SAR Period, the SARs shall immediately terminate except as provided below:

(a)           Involuntary Termination Without Cause. If the Recipient incurs an Involuntary Termination Without Cause, he or she may exercise the SARs, to the extent vested, for up to three months following the termination, but in no event after the expiration of the SAR Period.

(b)           Disability. If the Recipient incurs a Termination of Service as a result of Disability, he or she may exercise the SARs, to the extent vested, for up to twelve months following the termination, but in no event after the expiration of the SAR Period.

(c)           Death. If the Recipient incurs a Termination of Service due to his or her death, or the Recipient dies during an extended exercise period following a Termination of Service described in subsection (a) or (b) above, his or her SARs may be exercised, to the extent vested, for up to twelve months following the Recipient’s death, but in no event after the expiration of the SAR Period. The vested SARs may be exercised by the person(s) to whom the Recipient’s rights under the SAR pass by will or the laws of descent and distribution.

In the event the SARs remain exercisable for a period of time following Termination of Service as described above, the SARs may be exercised during such period of time only to the same extent the SARs were vested and exercisable on the date of the Recipient’s Termination of Service. Notwithstanding any extended exercise period following a Termination of Service, the SARs in all events will terminate upon the expiration of the SAR Period.

6.            Transferability. Except as otherwise provided by the Committee, the SARs are not transferable by the Recipient other than by will or the laws of descent and distribution. No assignment, pledge or transfer of the SARs, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, except as described above, shall be effective; but immediately upon any such attempt to assign, pledge or transfer the SARs, the SARs shall terminate and be of no further force or effect.

7.            Company Policies. The SARs and the exercise thereof are subject to the terms and conditions of any policy regarding clawbacks, forfeitures, or recoupments adopted by the Company from time to time. Without limiting the foregoing, by acceptance of the SARs, the Recipient agrees to repay to the Company or any Subsidiary any amount that may be required to be repaid under any such policy.

8.            Rights as Stockholder. The Recipient shall have no rights as a stockholder of the Company with respect to any shares of Common Stock subject to a SAR unless and until the Recipient shall have become the holder of record of such shares of Common Stock (if the SAR is payable in shares of Common Stock) following exercise of the SAR. Subject to Section 9 below, no adjustments shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date that the Recipient shall have become the holder of record of the shares of Common Stock acquired pursuant to the SARs (if any).

9.            Adjustments. In the event of a reorganization, recapitalization, stock split, stock dividend, extraordinary dividend, spin-off, combination of shares, merger, consolidation or similar transaction or other change in corporate capitalization affecting the Common Stock, equitable adjustments and/or substitutions, as applicable, will be made by the Committee to prevent the dilution or enlargement of rights, including adjustments to the Initial Value of the SARs, as provided in the Plan. The Committee also will make adjustments in its discretion to eliminate any resulting fractional shares.

The existence of the SARs does not affect in any way the authority of the Company and its stockholders to exercise their corporate rights and powers, including, but not by way of limitation, the right of the Company to authorize any adjustment, reclassification, reorganization, or other change in its capital or business structure, any merger or consolidation of the Company, the dissolution or liquidation of the Company, the issuance of securities with preference ahead of or affecting the Common Stock, or any sale or transfer of all or any part of its business or assets.

10.           Securities Laws. Notwithstanding any provision herein to the contrary or in the Plan, the Company shall be under no obligation to issue any shares of Common Stock to the Recipient upon exercise of the SARs unless and until the Company has determined that such issuance is either exempt from registration, or is registered, under the Securities Act of 1933, as amended, and is either exempt from registration and qualification, or is registered or qualified, as applicable, under all applicable state securities or “blue sky” laws. Nothing in this SAR Agreement shall be construed to obligate the Company at any time to file or maintain a registration statement under the Securities Act of 1933, as amended, or to effect similar compliance under any applicable state laws with respect to the Common Stock that may be issued pursuant to this SAR Agreement.

11.           Personal Data. The Recipient acknowledges that Plan participation and receipt of awards under the Plan (including the SARs) involve the use and transfer, in electronic or other form, of personal data about the Recipient between and among the Company, its Subsidiaries and third-party service providers. This data may include, but is not limited to, the Recipient’s name, home address, telephone number, date of birth, social security number, information regarding securities of the Company held by such Recipient, and details of awards granted to the Recipient under the Plan, including the SARs. By accepting the SARs, the Recipient consents and agrees that the Company and its Subsidiaries may transfer such data to third parties assisting the Company in the administration and management of the Plan, the SARs and the Recipient’s participation in the Plan, including any requisite transfer of such data to a broker or other third party with whom the Company or the Recipient may deposit any shares of Common Stock.

12.           Resolution of Disputes; Interpretation. Any question of interpretation, dispute or disagreement that arises under, or as a result of, this SAR Agreement shall be determined by the Committee in its absolute and uncontrolled discretion, and any determination or interpretation by the Committee in connection with this SAR Agreement shall be final, binding and conclusive on all parties affected thereby.

13.           Miscellaneous.

(a)           Binding on Successors and Representatives. Subject to applicable transfer restrictions applicable to the Recipient, this SAR Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and the Recipient’s heirs, executors, administrators, personal representatives, and assigns; and the parties agree, for themselves and their successors, representatives and assigns, to execute any instrument that may be necessary legally to effect the terms and conditions of this SAR Agreement.

(b)           No Employment Rights. Nothing contained in this SAR Agreement shall confer upon the Recipient any right to continue in the employ or service of the Company or any Subsidiary nor interfere with or limit in any way the right of the Company or a Subsidiary to terminate the Recipient’s employment by, or performance of services for, the Company or Subsidiary at any time.

(c)          Entire Agreement. This SAR Agreement together with the Plan constitute the entire agreement of the parties with respect to the SARs and supersede any previous agreement, whether written or oral, with respect thereto. This SAR Agreement has been entered into in compliance with the terms of the Plan; wherever a conflict may arise between the terms of this SAR Agreement and the terms of the Plan, the terms of the Plan shall control.

(d)          Amendment. Except as otherwise provided in the Plan, neither this SAR Agreement nor any of the terms and conditions herein set forth may be altered or amended orally and any such alteration or amendment shall be effective only when reduced to writing and agreed to by each of the parties hereto or their respective successors.

(e)           Construction of Terms. Any reference herein to the singular or plural shall be construed as plural or singular whenever the context requires.

(f)           Notices. All notices, requests and amendments under this SAR Agreement shall be in writing, and notices shall be deemed to have been given (i) if delivered by hand, when so delivered, (ii) if sent by overnight express service, one (1) business day after delivery to such service, or (iii) if mailed by certified or registered mail, return receipt requested, three (3) days after delivery to the post office:

(i)           if to the Company, at the following address:

Speedway Motorsports, Inc.
5401 E. Independence Blvd.
Charlotte, North Carolina 28212

Attention: General Counsel

or at such other address as the Company shall designate by notice.

(ii)           if to the Recipient, to the Recipient’s address appearing in the Company’s records, or at such other address as the Recipient shall designate by written notice to the Company as provided above.

(g)           Governing Law. This SAR Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina, without regard to its principles of conflict of laws. The parties agree that any action, suit or proceeding arising out of or related to this SAR Agreement shall be instituted in the state or federal courts sitting in Mecklenburg County, North Carolina.

(h)           Severability. The invalidity or unenforceability of any particular provision of this SAR Agreement shall not affect the other provisions hereof, and the Committee may elect in its discretion to construe such invalid or unenforceable provision in a manner which conforms to applicable law or as if such provision was omitted.

(i)            Electronic Delivery and Acknowledgement. The Recipient acknowledges and agrees that the Company may, in its discretion, deliver documents related to the SARs and participation in the Plan (including, without limitation, this SAR Agreement, Plan documents and disclosures that may be required by the Securities and Exchange Commission) by electronic means, including through an on-line or electronic system (including by posting them on a website) established and maintained by the Company or a third party designated by the Company, and the Recipient consents to receive documents in such manner. Regardless of whether the Company delivers and permits or requires acceptance of this SAR Agreement electronically, the Recipient agrees to be bound by all terms and provisions of this SAR Agreement and the Plan.

IN WITNESS WHEREOF, the parties hereto have executed this SAR Agreement effective as of the day and year first written above.

SPEEDWAY MOTORSPORTS, INC.	RECIPIENT: <NAME>

By:

Title: